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                                                                    Exhibit 99.1

                                                                [CITIGROUP LOGO]


FOR IMMEDIATE RELEASE
Citigroup Inc. (NYSE symbol: C)
July 14, 2005

             CITIGROUP ANNOUNCES DEPARTURE OF ROBERT B. WILLUMSTAD

  With Citigroup "Well Positioned for Continued Growth and Success, it is the
     Ideal Time for Me to Look for Opportunities to Run A Public Company,"
                                Willumstad says

NEW YORK - Citigroup announced today that Robert B. Willumstad, 59, has informed Chief Executive Officer Charles Prince of his decision to step down from his positions with the company, including President and Chief Operating Officer and a member of its Board of Directors, to pursue opportunities to become a chief executive of a public company. Mr. Willumstad intends to work with management to assure an orderly transition of responsibilities between now and September.

"I have had a great run at Citigroup over nearly two decades, and it has been a privilege to have played a role in building the company into the world's leading financial services organization," said Mr. Willumstad. "With the strategies that Chuck and I have put into place in the past two years taking hold and the company well positioned for continued growth and success, it is the ideal time for me to look for opportunities to run a public company. While I will miss my close collaboration with the senior management at Citigroup, I am looking forward, at this point in my career, to having an opportunity to realize this longtime, personal goal."

"In our nearly 20 years working together, I have come to greatly admire Bob as a friend and manager," said Mr. Prince. "This admiration has only deepened over the last two years as we have partnered to lead this company. While I greatly value our close working relationship, I respect and understand his decision to leave to pursue opportunities to run a public company. I know that any company that can attract Bob as its chief executive will be fortunate to have him, and that Citigroup is well positioned for this transition."

After 20 years with Chemical Bank, and 11 years with Commercial Credit and its successor companies, in October 1998, Mr. Willumstad played a critical role in creating Citigroup, a history making combination of the former Travelers Group and Citicorp. After serving as the head of Global Consumer Lending, Mr. Willumstad was the Chairman and CEO of Citigroup's Global Consumer Group from 2000 to 2003, where he led all consumer businesses, including Credit Cards, Consumer Finance, and Retail Banking. In addition, he had oversight of Citigroup's consumer operations in Western Europe, Japan and Mexico.
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During his tenure as Chairman and CEO of the Global Consumer Group, revenue grew from $28 billion to $41 billion while net income grew 23% per annum. During this time, the consumer business acquired, and successfully integrated, a number of businesses in the United States and across the world, including Banamex in Mexico and Koram in South Korea.

Mr. Willumstad was named President of Citigroup in 2002, and joined its Board of Directors in 2003; he became Citigroup's Chief Operating Officer in October 2003. Since then, Citigroup has continued its record of strong financial performance, and Mr. Willumstad has led efforts to help devise and implement plans to reposition the company - and its businesses - for future growth.
During this time, he has overseen a range of critical transactions, including the acquisition of First American Bank, Lava Trading, as well as the recent sale of our Asset Management business for Legg Mason's brokerage business and sale of Travelers Life & Annuity to MetLife.

Within Citigroup, Mr. Willumstad has led efforts to enhance the work environment for all employees, focusing his efforts on making the company a meritocracy, a leader on diversity, volunteerism and in the community, and a more efficient and effective operating environment.

He is a Director of MasterCard Incorporated/MasterCard International Incorporated and Habitat for Humanity International. He is a member of the Financial Services Roundtable and the American Scandinavian Foundation.

The company does not intend to replace Mr. Willumstad in his Citigroup management positions.

Citigroup Conference Call
-------------------------
Citigroup will hold a conference call to discuss this announcement on Thursday, July 14, 2005 at 6:00 p.m. (EDT). To participate in the teleconference, please call 888-795-8043 (for U.S. callers) or 517-308-9409 (for international callers) by 5:45 p.m. (EDT) on Thursday, July 14. Please tell the answering coordinator your name, the name of your publication or firm, and the conference access code:
ANNOUNCEMENT.

TELECONFERENCE REPLAY INSTRUCTIONS:
A continuous telephone replay of the session will be available beginning Thursday, July 14th and will continue through Wednesday, July 20th at 6:00 p.m. To listen to the replay, please dial 800-810-4039. Callers outside the US may listen to the replay by dialing 402-280-1626. You will be prompted with instructions to access the tape-recording.

About Citigroup
Citigroup (NYSE: C), the leading global financial services company has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney and Banamex. Additional information may be found at www.citigroup.com

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those
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included in these statements due to a variety of factors.  More information about these factors is contained in Citigroup's filings with the Securities and Exchange Commission.

                                     # # #

Media Contacts:            Leah Johnson                     212-559-9446
                           Shannon Bell                     212-793-6206

Investors:                 Arthur Tildesley                 212-559-2718
                           John Randel                      212-559-5091